Exhibit 10.1

CELL THERAPEUTICS, INC.

JAMES BIANCO EMPLOYMENT AGREEMENT

This Employment Agreement is entered into as of January 1, 2005, (the “Effective Date”) by and between Cell Therapeutics, Inc. (the “Company”), and James A. Bianco (the “Executive”) (the “Agreement”).

1. Duties and Scope of Employment.

(a) Positions and Duties. As of the Effective Date, Executive will continue to serve as President and Chief Executive Officer of the Company reporting directly to the Company’s Board of Directors (the “Board”). Executive will render such business and professional services in the performance of his duties, consistent with Executive’s position within the Company, as will reasonably be assigned to him by the Board. The period of Executive’s employment will be from the Effective Date through December 31, 2008 and is referred to herein as the “Employment Term.” At the conclusion of the Employment Term, the Employment Agreement will renew automatically for a period of three (3) years subject to any mutually agreed upon changes or amendments unless either party so informs the other of its decision not to renew the agreement at least one hundred twenty (120) days prior to expiration. Such additional three (3) year term, if effective, also will be known as the “Employment Term.”

(b) Board Membership. During the Employment Term, at each annual meeting of the Company’s stockholders at which Executive’s term as a member of the Board has otherwise expired, the Company will nominate Executive to serve as a member of the Board. Executive’s service as a member of the Board will be subject to any required stockholder approval. While a member of the Board, Executive will be permitted to attend all meetings of the Board and executive sessions thereof, on substantially the same basis as other members of the Board, except as is prohibited by applicable law or listing standard. Notwithstanding the preceding sentence, Executive will not have the right to attend any portion of a meeting or executive session where the item of discussion relates to Executive’s employment, including (but not limited to) his compensation, performance, and/or service on the Board.

(c) Obligations. During the Employment Term, Executive will perform his duties faithfully and to the best of his ability and will devote his full business efforts and time to the Company. For the duration of the Employment Term, Executive agrees not to actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without the prior written approval of the Board.

2. At-Will Employment. The parties agree that the Executive’s employment with the Company constitutes “at-will” employment and may be terminated at any time with or without cause or notice. Executive understands and agrees that neither his job performance nor promotions, commendations, bonuses or the like from the Company give rise to or in any way serve as the basis for modification, amendment, or extension, by implication or otherwise, of his employment with the Company.

3. Compensation.

(a) Base Salary. During the Employment Term, the Company will pay Executive as compensation for his services a base salary at the annualized rate of Six Hundred Fifty Thousand Dollars ($650,000) (the “Base Salary”). The Base Salary will be paid periodically in accordance with the Company’s normal payroll practices and be subject to the usual, required withholding.

(b) Annual Bonus. Subject to Executive accomplishing such performance objectives as Executive and the Company’s compensation committee (the “Compensation Committee”) will mutually agree upon, Executive will receive that amount of bonus that the Compensation Committee, in its sole discretion, determines is appropriate. The target bonus opportunity under the Company’s annual incentive compensation program will be not less than 50% of base salary. The Compensation Committee retains discretion to award any amount of bonus or no bonus whatsoever, provided that such discretion is exercised in good faith.

(c) Stock Option; Restricted Stock. Executive will be eligible to receive option grants at the discretion of the Board under and pursuant to the terms of any stock option and stock incentive plans of the Company. Within thirty (30) days of the Effective Date, the Company will award to Executive Two Hundred Thousand (200,000) restricted shares (the “Restricted Stock”) of common stock of the Company. Subject to the accelerated vesting provisions in Sections 7 and 8, the Restricted Stock will vest on the date that the Company receives a new drug application approval for Xyotax or pixantrone from the Food and Drug Administration (the “Vesting Date”); provided that Executive is still employed by the Company on the Vesting Date and the Vesting Date occurs on or prior to January 1, 2007. The Restricted Stock will be forfeited to the Company if: (i) Executive is terminated by the Company for Cause, as defined in Section 10, prior to the Vesting Date; (ii) Executive’s employment with the Company terminates voluntarily prior to the Vesting Date; or (iii) except as otherwise provided in Sections 7 and 8, on January 1, 2007, if the Company does not receive a new drug application approval for Xyotax or pixantrone from the Food and Drug Administration by January 1, 2007. This Restricted Stock award is subject to Executive entering into the Company’s standard form of Restricted Stock Purchase Agreement, as necessarily modified so as not to conflict with the provisions of this Agreement. The Restricted Stock will be subject to the terms, definitions, and provisions of the Restricted Stock Agreement by and between Executive and the Company.

4. Executive Benefits.

(a) Health Benefits. During the Employment Term, Executive will be entitled to participate in the employee benefit plans currently and hereafter maintained by the Company of general applicability to other senior executives of the Company, including, without limitation, the Company’s group medical (including MD2 retainer fees), dental, vision, and flexible-spending account plans. To the extent the Company cancels or changes the benefit plans and programs it offers to all other senior executives, the Company reserves the right to cancel or change the benefit plans and programs it offers to Executive on an equivalent basis.

(b) Life/Disability Insurance. The Company will provide universal (or other non-term life insurance for the benefit of Executive and his beneficiaries in an amount not less than Five Million Dollars ($5,000,000). Furthermore, the Company will provide, at Executive’s expense, disability insurance for the benefit of Executive. Executive’s Base Salary will be increased by the amount of the annual premium for such disability coverage and the Company’s records will reflect that the premiums for the disability policy have been paid by the Executive. The above benefits are subject to availability at reasonable cost and any limitations resulting from Executive’s physical condition. The policy will accrue to the benefit of Executive and Executive will be entitled to the full ownership and benefit of the life insurance policy, even after termination of his employment for any reason.

(c) Health Club Membership. The Company will reimburse the Executive for the reasonable dues and expenses of maintaining his health club membership.

5. Vacation. Executive will be entitled to paid vacation of four (4) weeks per year in accordance with the Company’s vacation policy, with the timing and duration of specific vacations mutually and reasonably agreed to by parties hereto. Any accrued but unused vacation time will be carried to the following year, pursuant to Company policy.

6. Expenses. The Company will reimburse Executive for reasonable travel, entertainment or other expenses incurred by Executive in the furtherance of or in connection with the performance of Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time.

7. Severance.

(a) Involuntary Termination. If Executive’s employment with the Company terminates other than for “Cause” (as defined herein), and Executive signs and does not revoke a release of claims with the Company (in the form provided by the Company), then, subject to Section 13, Executive will be entitled to receive: (i) Executive’s choice of (x) a lump sum payment representing two (2) years of salary based on a 6% annual discount factor, or (y) continuing payments of severance pay (less applicable withholding taxes) at a rate equal to his monthly Base Salary rate, as then in effect plus Executive’s most recent annual cash bonus continuation, for a period of eighteen (18) months from the date of such termination, payable periodically in accordance with the Company’s normal payroll policies provided, however, that if the Company reasonably determines that Executive is in constructive receipt of (and therefore taxable on) the lump sum payment, Executive will be paid the lump sum payment; (ii) any unvested portion of any outstanding options and/or any unvested shares of Company common stock that have been issued under any stock option and stock incentive plans of the Company or otherwise will immediately vest and become exercisable for a period of two (2) years following the date on which they vest (except with respect to any options granted pursuant to a plan intended to qualify under Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”)) subject to the terms of the applicable award agreement; (iii) all heath benefits (including life insurance premiums) will continue over the severance period (not to exceed two (2) years); and (iv) all accrued but unused vacation will be paid.

(b) Voluntary Termination; Termination for Cause. If Executive’s employment with the Company terminates voluntarily, other than for Good Reason (as defined in Section 7(c) hereof) by Executive or for Cause by the Company, then (i) all vesting of unvested or restricted shares of Company common stock or of any outstanding options under any stock option and stock incentive plans of the Company or otherwise will terminate immediately; (ii) all payments of compensation by the Company to Executive hereunder will terminate immediately (except as to amounts already earned), and (iii) Executive will only be eligible for severance benefits in accordance with the Company’s established policies as then in effect.

(c) Voluntary Termination for Good Reason. If Executive terminates his employment for Good Reason, then Executive will be entitled to receive: (i) Executive’s choice of (x) a lump sum payment representing two (2) years of salary based on a 6% annual discount factor, or (y) continuing payments of severance pay (less applicable withholding taxes) at a rate equal to his monthly Base Salary rate, as then in effect plus Executive’s most recent annual cash bonus continuation, for a period of eighteen (18) months from the date of such termination, payable periodically in accordance with the Company’s normal payroll policies provided, however, that if the Company reasonably determines that Executive is in constructive receipt of (and therefore taxable on) the lump sum payment, Executive will be paid the lump sum payment; (ii) any unvested portion of any outstanding options and/or any unvested shares of Company common stock that have been issued under any stock option and stock incentive plans of the Company or otherwise will immediately vest and become exercisable for a period of two (2) years following the date on which they vest (except with respect to any options granted pursuant to a plan intended to qualify under Section 423 of the Code) subject to the terms of the applicable award agreement; (iii) all health benefits (including life insurance premiums) will continue over the severance period (not to exceed two (2) years); and (iv) all accrued but unused vacation will be paid. Executive will be entitled to resign for Good Reason, as that term is used in this Section, for the following reasons: (i) a change of control as defined in Section 10(b); (ii) a material change in Executive’s terms and conditions of employment; (iii) any material reduction of Executive’s duties and/or responsibilities; (iv) any material reduction in Executive’s benefits; or (v) a change in location of the Company in excess of fifty (50) miles.

8. Change of Control Benefits. In the event of a “Change of Control” (as defined below), and Executive is terminated without Cause or voluntarily terminates for Good Reason, then Executive will be entitled to receive; (i) a lump sum payment equal to twice his base salary plus his most recent cash bonus (representing a full year); (ii) payment of all health benefits (including life insurance premiums) for a period of two (2) years; and (iii) all accrued but unused vacation will be paid. In the event of a Change of Control, any unvested portion of any outstanding options and/or any unvested shares of Company common stock that have been issued under any stock option and stock incentive plans of the Company or otherwise will have such vesting accelerated so as to become 100% vested and become exercisable for a period of two (2) years following the date on which they vest. Thereafter, any outstanding options and/or shares of Company common stock that have been issued under any stock option and stock incentive plans of the Company or otherwise will continue to be subject to the terms, definitions and provisions of the applicable award agreements

9. Gross-Up. In the event that any compensation and other benefits provided for in this Agreement following a Change of Control, Involuntary Termination, or Voluntary Termination for Good Reason constitute “parachute payments” within the meaning of Section 280G of the Code and will be subject to the excise tax imposed by Section 4999 of the Code, then the Executive will receive (i) a payment from the Company sufficient to pay such excise tax, and (ii) an additional payment from the Company sufficient to pay the excise tax and federal and state income taxes arising from the payments made by the Company to Executive pursuant to this sentence. Any determination required under this Section will be made in writing by the Company’s independent public accountants (the “Accountants”), whose determination will be conclusive and binding upon the Executive and the Company for all purposes. In the event that the excise tax incurred by Executive is determined by the Internal Revenue Service to be greater or lesser than the amount so determined by the Accountants, the Company and Executive agree to promptly make such additional payment, including interest and any tax penalties, to the other party as the Accountants reasonably determine is appropriate to ensure that the net economic effect to Executive under this Section, on an after-tax basis, is as if the Code Section 4999 excise tax did not apply to Executive. For purposes of making the calculations required by this Section, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on interpretations of the Code for which there is a “substantial authority” tax reporting position. The Company and the Executive will furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company will bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section. Except as specifically described in this section, the Company has no obligation to pay Executive a gross-up for any other income or excise tax that might be owed by the Executive as a result of any compensation to Executive.

10. Definitions.

(a) Cause. For purposes of this Agreement, “Cause” is defined as (i) an act of material dishonesty made by Executive in connection with Executive’s responsibilities as an employee, (ii) Executive’s conviction of, or plea of nolo contendere to, a felony, (iii) Executive’s gross misconduct, or (iv) Executive’s continued substantial violations of his employment duties after Executive has received a written demand for performance from the Company which specifically sets forth the factual basis for the Company’s belief that Executive has not substantially performed his duties and provides Executive thirty (30) days to cure any such violation(s).

(b) Change of Control. For purposes of this Agreement, “Change of Control” of the Company is defined as: (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing 33% or more of the total voting power represented by the Company’s then outstanding voting securities; or (ii) a change in the composition of the Board occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” will mean directors who either (i) are members of the Company as of the date hereof, or (ii) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but will not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company); or (iii) the date of the consummation of a merger or consolidation of the Company with any other corporation that has been approved by the shareholders of the Company, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the shareholders of the Company approve a plan of complete liquidation of the Company; or (iv) the date of the consummation of the sale or disposition by the Company of all or substantially all the Company’s assets.

11. Confidential Information. Executive agrees that the Company’s Confidential Information and Invention Assignment Agreement (the “Confidential Information Agreement”) that Executive has previously signed will remain in full force and effect throughout the term of this Agreement.

12. Confidential Nature of Severance Payments.

(a) Noncompete. Executive acknowledges that the nature of the Company’s business is such that if Executive were to become employed by, or substantially involved in, the business of a competitor of the Company during the severance payment period following the termination of Executive’s employment with the Company, it would be very difficult for the Executive not to rely on or use the Company’s trade secrets and confidential information. Thus, to avoid the inevitable disclosure of the Company’s trade secrets and confidential information, Executive agrees and acknowledges that Executive’s right to receive the severance payments set forth in Section 7 (to the extent Executive is otherwise entitled to such payments) will be conditioned upon the Executive not directly or indirectly engaging in (whether as an employee, consultant, agent, proprietor, principal, partner, shareholder, corporate officer, director or otherwise), nor having any ownership interest in or participating in the financing, operation, management or control of, any person, firm, corporation or business that competes with Company. Upon any breach of this section, all severance payments pursuant to this Agreement will immediately cease. For purposes of this Agreement, “competition” with the Company is defined as any business that develops and/or markets: (i) inhibitors of phospholipids with applications for cancer prevention or treatment; (ii) use of polymers (PG or PA) as novel cancer drug delivery technology; or (iii) products utilizing arsenic trioxide as an anti-cancer agent.

(b) Non-Solicitation. Executive agrees and acknowledges that Executive’s right to receive the severance payments set forth in Section 7 (to the extent Executive is otherwise entitled to such payments) will be conditioned upon Executive not either directly or indirectly soliciting, inducing, attempting to hire, recruiting, encouraging, taking away, hiring any employee of the Company or causing an employee to leave his or her employment either for Executive or for any other entity or person.

(c) Understanding of Covenants. The Executive represents that he (i) is familiar with the foregoing covenants not to compete and not to solicit, and (ii) is fully aware of his obligations hereunder, including, without limitation, the reasonableness of the length of time, scope and geographic coverage of these covenants.

13. Assignment. This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors and legal representatives of Executive upon Executive’s death and (b) any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, “successor” means any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance or other disposition of Executive’s right to compensation or other benefits will be null and void.

14. Notices. All notices, requests, demands and other communications called for hereunder will be in writing and will be deemed given (i) on the date of delivery if delivered personally, (ii) one (1) day after being sent by a well established commercial overnight service, or (iii) four (4) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:

If to the Company:

Cell Therapeutics, Inc.

501 Elliot Avenue West,

Suite 400

Seattle, Washington 98819

Attn: Chairman of the Board

If to Executive:

James A. Bianco, M.D.

10453 Maplewood Place, S.W.

Seattle, Washington 98146

or, in the event Executive changes residences, at the last residential address known by the Company.

15. Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement will continue in full force and effect without said provision.

16. Arbitration.

(a) Executive agrees that any dispute or controversy arising out of, relating to, or in connection with this Agreement, or the interpretation, validity, construction, performance, breach, or termination thereof, will be settled by binding arbitration to be held in King County, Washington in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association (the “Rules”). The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator will be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction.

(b) The arbitrator(s) will apply Washington law to the merits of any dispute or claim, without reference to rules of conflicts of law. The arbitration proceedings will be governed by federal arbitration law and by the Rules, without reference to state arbitration law. The Executive hereby consents to the personal jurisdiction of the state and federal courts located in Washington for any action or proceeding arising from or relating to this Agreement or relating to any arbitration in which the parties are participants.

(c) EXECUTIVE HAS READ AND UNDERSTANDS THIS SECTION, WHICH DISCUSSES ARBITRATION. EXECUTIVE UNDERSTANDS THAT BY SIGNING THIS AGREEMENT, EXECUTIVE AGREES TO SUBMIT ANY CLAIMS ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH THIS AGREEMENT, OR THE INTERPRETATION, VALIDITY, CONSTRUCTION, PERFORMANCE, BREACH OR TERMINATION THEREOF TO BINDING ARBITRATION, AND THAT THIS ARBITRATION CLAUSE CONSTITUTES A WAIVER OF EXECUTIVE’S RIGHT TO A JURY TRIAL AND RELATES TO THE RESOLUTION OF ALL DISPUTES RELATING TO ALL ASPECTS OF THE EMPLOYER/EMPLOYEE RELATIONSHIP, INCLUDING BUT NOT LIMITED TO, DISCRIMINATION CLAIMS.

17. Integration. This Agreement, together with the Confidential Information Agreement, represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral. No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless in writing and signed by duly authorized representatives of the parties hereto.

18. Waiver of Breach. The waiver of a breach of any term or provision of this Agreement, which must be in writing, will not operate as or be construed to be a waiver of any other previous or subsequent breach of this Agreement.

19. Tax Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.

20. Governing Law. This Agreement will be governed by the laws of the State of Washington.

21. Acknowledgment. Executive acknowledges that he has had the opportunity to discuss this matter with and obtain advice from his private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by their duly authorized officers, as of the day and year first above written.

Cell Therapeutics, Inc.

By:	/s/ Max Link	Date: December 31, 2004
Title:	Chairman of the Board

James A. Bianco, M.D.

/s/ James Bianco		Date: January 1, 2005
James A. Bianco, M.D.